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                                                                     EXHIBIT 5.1

                               September 20, 1999

The Good Guys, Inc.
7000 Marina Boulevard
Brisbane, California  95005-1030

        Re: The Good Guys, Inc. 4,875,000 Shares and 1,625,000 Warrants

Ladies and Gentlemen:

            You have requested our opinion as counsel for The Good Guys, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and the offering of 4,875,000 shares of The Good Guys, Inc. Common Stock, par value $.001 per share (the "Shares"), which may be offered for sale by certain shareholders of the Company (the "Selling Shareholders") who have acquired such shares in transactions not involving a public offering, which include 1,625,000 shares which may be offered for sale by the Selling Shareholders who may acquire such shares pursuant to the exercise of 1,625,000 warrants (the "Warrants") granted to the Selling Shareholders in the offering, and with the registration and the offering of the Warrants.

            We have examined the Company's Registration Statement on Form S-3 in the form to be filed with the Securities and Exchange Commission on the date of this opinion (the "Registration Statement"). We further have examined the Certificate of Incorporation of the Company as certified by the Secretary of State of the State of Delaware and the Bylaws of the Company. In addition, we have examined such corporate records, certificates and other documents (of which we are aware) and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.


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            Based on the foregoing examination, we are of the opinion that the
Shares and the Warrants have been duly authorized by appropriate corporate action of the Company, and when the Shares and the Warrants have been duly issued and/or sold as described in the Registration Statement, any amendment thereto, the prospectus and any supplement thereto, the Shares and the Warrants will be legal, valid and binding obligations of the Company.

            In connection with this opinion we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures;
(b) the conformity to the originals of all documents submitted to us as copies;
(c) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, records and certificates we have reviewed; (d) the due authorization, execution and delivery on behalf of the respective parties thereto of the documents referred to herein and, except for the Shares and the Warrants, the legal, valid and binding nature thereof with respect to such parties; and (e) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions. We have not independently verified such assumptions.

            We express no opinion as to laws other than the substantive laws of the State of California (without regard to conflicts-of-laws or choice-of-law principles), the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case to the extent applicable and not excepted from the scope of the opinions expressed above.

            Our opinion that any document is legal, valid and binding is qualified as to the effects of:

            (a) bankruptcy, reorganization, fraudulent transfer or conveyance, moratorium, insolvency or other similar laws or court decisions relating to or affecting the rights of creditors generally;

            (b) equitable principles of general applicability (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, equitable subordination and the possible unavailability of specific performance or injunctive relief), regardless of whether codified by statute and regardless of whether enforcement is considered in a proceeding in equity or at law;

            (c) the unenforceability of any indemnity obligation imposed or undertaken by the Company, to the extent that such obligation does not satisfy the


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requirements of Section 2772 et seq. of the California Civil Code and judicial decisions thereunder or otherwise violate public policy;

            (d) the unenforceability of provisions purporting to require the award of attorneys' fees, expenses or costs, where such provisions do not satisfy the requirements of Section 1717 et seq. of the California Civil Code and judicial decisions thereunder or otherwise violate public policy;

            (e) the unenforceability, under certain circumstances, of provisions that contain a waiver of (i) broadly or vaguely stated rights, (ii) the benefits of statutory, regulatory or constitutional rights, unless and to the extent the statute, regulation or constitution explicitly allows waiver, (iii) unknown future defenses and (iv) rights to damages; and

            (f) the unenforceability, under certain circumstances, of provisions of agreements to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, or that the election of some particular remedy or remedies does not preclude recourse to one or another remedy.

            We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement, any amendment thereto, the prospectus and any supplement thereto.

                                       Very truly yours,

                                       HOWARD, RICE, NEMEROVSKI, CANADY,
                                         FALK & RABKIN
                                       A Professional Corporation


                                       By: /s/ JOSEPH B. HERSHENSON
                                          --------------------------------------
                                       Joseph B. Hershenson